Exhibit 99.1

EzFill Announces Fourth Quarter and Full Year 2021 Financial Results

— Revenue Increased 102% in 2021 to $7.2 Million —

— Strong Balance Sheet with Cash Position of $16.9 million —

— Signed Agreement to Acquire Mobile Fuel Delivery Business, Drives New Expansion Opportunities Throughout Florida—

MIAMI, FL, March 3, 2022 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three- and twelve-month periods ended December 31, 2021 (4Q21 and 12M21), respectively.

4Q21 and FY 2021 Highlights (in US$, except gallons delivered)

	Q4 2021	Q4 2020	FY 2021	FY 2020
Financial Highlights
Revenue	1,997,941	1,126,038	7,233,957	3,586,244
Net loss	(3,653,703)	(4,182,198)	(9,383,397)	(7,254,006)
Adjusted EBITDA*	(2,685,180)	(651,292)	(5,845,504)	(1,856,427)

Operating Highlights
Total Gallons Delivered	577,475	476,032	2,308,764	1,508,955

* See end of this press release for reconciliation to US GAAP

“2021 was a milestone year for EzFill, during which we completed our Initial Public Offering, enhanced our marketing and sales efforts, and increased our fleet of fueling trucks, solidifying our position as the market leader in mobile fueling in Florida,” commented Michael McConnell, Chief Executive Officer of EzFill. “I am particularly encouraged by the early success of our recently expanded sales team in continuing to secure new commercial fleet customers. Since our IPO, we have added 15 new fleet customers. Also, we have recently launched an aggressive marketing and advertising campaign to drive further consumer adoption of the EzFill mobile fueling app.

“In the coming months, EzFill will focus on growing sales, and more specifically, expanding our brand and service offering in new markets as part of our geographic expansion strategy. With our recent agreement to acquire the mobile fuel delivery business, Full Service Fueling Inc., and our expanded fleet of fueling trucks, we have secured our position to effectively serve major Florida markets.

“In addition to new markets in Florida, we are in the process of completing all the required steps and documentation needed in order to launch a pilot program in New York. As the mobile fleet fueling industry evolves, safety regulations have grown increasingly more stringent to help mitigate risk. The fire engineering consulting team working with EzFill has designed new classes of cargo tank trucks that not only meet but exceed the current standard which will enable us to expand into densely populated markets. Having designed a compliant fleet to mitigate risk will enable us to expand into these coveted market segments with the proper approvals. This creates a significant opportunity for EzFill to become the first mobile fueling company to operate in some of the largest cities in the U.S.,” concluded McConnell.

Fourth Quarter 2021 Financial Results

During the fourth quarter of 2021, the Company reported revenue of $2.0 million, up from $1.1 million in the same period of the prior year, representing an increase of 77%, due to higher average fuel prices per gallon and increased gallons delivered. Total gallons delivered in the fourth quarter of 2021 were 577,475 an increase of 21% from the same period of the prior year.

Cost of sales was $2.0 million for the fourth quarter of 2021 compared to $1.1 million in the same period of the prior year. The increase compared to the prior year reflects the increase in sales.

Operating expenses were $3.4 million for the fourth quarter of 2021, as compared to $3.8 million in the same period of the prior year, a net decrease of $0.4 million. Stock compensation decreased by $2.5 million while other operating expenses increased by $2.1 million. The major increases were in payroll, sales and marketing, insurance and public company expenses.

Depreciation and amortization of $0.3 million in the fourth quarter of 2021 was more than double the same period of the prior year and reflects the increase in the truck fleet size and the licensing of technology.

Interest expense decreased in the quarter due to the early repayment in September of pre-IPO debt.

The net loss in the fourth quarter was $(3.7) million, compared to $(4.2) million in the same period of the prior year.

Adjusted EBITDA loss in the fourth quarter 2021 was $(2.7) million as compared to Adjusted EBITDA loss of $(0.7) million in the fourth quarter of 2020. The increase in fourth quarter 2021 reflects significant spending on infrastructure to grow the business.

2021 Fiscal Year Financial Results

For the twelve-month period ended December 31, 2021, revenue increased 102% to $7.2 million, from $3.6 million in 2020, including an increase of 53% in total gallons delivered.

Cost of sales was $7.0 million compared to $3.5 million in 2020. The increase in cost of sales reflects the increase in sales.

Operating expenses were $8.1 million for 2021, as compared to $6.5 million in 2020, representing a net increase of $1.6 million. Stock compensation decreased by $2.7 million while other operating expenses increased by $4.3 million, mainly due to increases in payroll, sales and marketing, insurance, technology and public company expenses.

Depreciation and amortization for the full year of $0.9 million was up from $0.5 million in the same period of the prior year with the increase due to the same reasons mentioned above for the fourth quarter of 2021.

Interest expense increased in 2021 due to warrants and shares issued in connection with pre-IPO debt, as well as the early repayment of that debt and the resulting write-off of unamortized debt discounts.

The net loss for 2021 was $(9.4) million, compared to $(7.3) million in the same period of the prior year.

Adjusted EBITDA loss for 2021 was $(5.8) million as compared to Adjusted EBITDA loss of $(1.9) million in 2020. The increase in Adjusted EBITDA loss reflects significant spending on infrastructure in the current year to grow the business.

Balance Sheet

At December 31, 2021, the Company had a cash position of $16.9 million, up from $0.9 million at year end 2020, reflecting the net proceeds from the Initial Public Offering, less proceeds used for repayment of debt, deposits on 33 trucks and other operations. The Company had no long-term debt and no outstanding borrowings under its line of credit at year-end.

Key Events in the Quarter

●	Purchased 33 additional fuel trucks, which will more than triple the size of the delivery fleet to support the expansion of the service offering in cities throughout Florida as well as other select U.S. markets.

●	Signed a number of fleet fueling agreements in the Miami area with key customers, including SERVPRO, a leading provider of fire and water cleanup and restoration services, 1-800-GOT-JUNK, and Alto, a leader in ride-hailing and private transportation.

●	Entered into a revolving credit line agreement with City National Bank of Florida to support operational expansion.

Subsequent to Fourth Quarter 2021 Events

●	Announced the appointment of Michael DeVoe, former COO of Atlas Oil Company and EVP of Paraco Gas Corporation, as Chief Operating Officer of EzFill.

●	Entered into LOI with AMS Energy Technologies to begin a trial program to evaluate the utilization of portable aboveground gas stations to refill EzFill vehicles in Florida.

●	Signed a fleet fueling agreement with Floridian Clinical Research in Miami Lakes and a fleet and employee agreement with Monsignor Edward Pace High School in Miami Gardens.

●	Signed an exclusive agreement with Brickell Place Marina in Miami to regularly service the marina’s more than 200 customers through the EzFill app.

●	Signed an agreement to acquire the assets of Full Service Fueling Inc., supporting the Company’s entry into other key markets in Florida.

Earnings Conference Call Information

Date:	Thursday, March 3, 2022
Time:	5:00 p.m. ET
Call:	1-877-407-9716 (US)
1-201-493-6779 (International)
Conference ID:	13726695 or EzFill call
Webcast:	A live webcast will be available and can be accessed from the Investors’ section of the Company’s website at or by clicking here.

All interested parties are invited to participate. Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.

For those unable to join the live webcast, a replay will be available until 11:59 p.m. ET on Thursday, March 10, 2022 at 1-844-512-2921 (US) or 1-412-317-6671, replay pin number 13726695. Additionally, to access the archived webcast, please visit the Investors section of the Company’s website at www.ezfl.com.

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

For further information, please contact:

Investor and Media Contact

KCSA Strategic Communications

EzFill@kcsa.com

Note Regarding Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net loss	$(3,653,703)	$(4,182,198)	$(9,383,397)	$(7,254,006)
Interest expense, net	821	250,408	768,985	321,338
Depreciation and amortization	283,172	127,299	872,834	451,533
Stock compensation	684,531	3,153,200	1,896,074	4,624,708
Adjusted EBITDA	$(2,685,180)	$(651,292)	$(5,845,504)	$(1,856,427)

EzFill Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
REVENUES
Revenues	$1,997,941	$1,126,038	$7,233,957	$3,586,244
TOTAL REVENUES	1,997,941	1,126,038	7,233,957	3,586,244

COSTS & EXPENSES
Cost of Sales	1,969,644	1,126,619	7,027,274	3,544,072
Operating expenses	3,398,007	3,803,912	8,102,934	6,523,307
Depreciation and amortization	283,172	127,299	872,834	451,533
TOTAL COSTS AND EXPENSES	5,650,823	5,057,829	16,003,042	10,518,912

OPERATING LOSS	(3,652,882)	(3,931,791)	(8,769,085)	(6,932,668)

OTHER INCOME AND EXPENSES
Other income	6,899	0	161,572	0
Interest expense	(7,720)	(250,408)	(775,884)	(321,338)

LOSS BEFORE INCOME TAXES	(3,653,703)	(4,182,198)	(9,383,397)	(7,254,006)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(3,653,703)	$(4,182,198)	$(9,383,397)	$(7,254,006)

NET LOSS PER SHARE
Basic and diluted	$(0.14)	$(0.33)	$(0.46)	$(0.72)
Basic and diluted weighted average number of common shares outstanding	26,115,941	12,712,919	20,199,444	10,126,485

EzFill Holdings, Inc.

Condensed Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$13,561,266	$882,870
Investment in debt securities	3,362,880	-
Accounts receivable, net of allowance for doubtful accounts of $5,665 and $0, respectively	100,194	193,640
Prepaid expenses and other	186,348	160,078
Inventory	46,343	41,055
Total Current Assets	17,257,032	1,277,643

Fixed assets, net of accumulated depreciation of $284,216 and $143,818, respectively	2,286,320	428,567
Goodwill	109,983	109,983
Intangible assets, net of accumulated amortization of $1,205,380 and $472,944, respectively	3,227,327	990,559
Security deposit	43,456	-
Total Assets	$22,924,118	$2,806,752

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued liabilities	$641,865	$488,405
Accounts payable and accrued liabilities, related parties	-	2,250,000
Notes payable, net of discount of $0 and $75,000, respectively	178,871	958,422
Notes payable - related party	-	40,645
Total Current Liabilities	820,736	3,737,472

Notes payable - net of current portion	297,436	321,024
Notes payable - net of current portion - related party	-	230,000
Total Liabilities	1,118,172	4,288,496

Commitments and Contingencies		-

Stockholders’ Equity (Deficit)
Preferred stock, $.0001 par value; 50,000,000 shares authorized; -0- shares issued and outstanding	-	-
Common stock, $.0001 par value; 500,000,000 shares authorized; 26,243,474 and 17,199,912 shares issued and outstanding at December 31, 2021 and 2020, respectively	2,624	1,720
Additional paid in capital	39,147,791	6,472,536
Accumulated deficit	(17,339,396)	(7,956,000)
Accumulated other comprehensive loss	(5,073)	-
Total Stockholders’ Equity (Deficit)	21,805,946	(1,481,744)
Total Liabilities and Stockholders’ Equity (Deficit)	$22,924,118	$2,806,752